Exhibit 5.1

14 June 2016

Matter No.:354462

Doc Ref: Legal - 11213188

(441) 299-4993

jason.piney@conyersdill.com

Maiden Holdings, Ltd.

131 Front Street, 2nd floor

Hamilton HM12

Bermuda

Dear Sirs,

Re: Maiden Holdings, Ltd. (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with the proposed issuance and sale by the Company of US$ US$110,000,000 aggregate principal amount of the Company’s 6.625% Notes due 2046 (the "Notes"), pursuant to the Underwriting Agreement, dated 7 June 2016, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC as representatives of the several underwriters named therein (the "Underwriting Agreement"). The Notes will be issued and sold pursuant the prospectus supplement dated 7 June 2016 (the "Prospectus Supplement"), supplementing the prospectus dated 7 June 2016 (the "Base Prospectus") that forms part of the Registration Statement as amended by the post-effective amendment No. 1 thereto (File Nos. 333-207904 and 333-207904-1) of the Company. As used in this letter, the term "Prospectus" means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). The Notes will be issued pursuant to an Indenture, dated as of 14 June 2016 (the "Original Indenture"), between the Company and Wilmington Trust, National Association, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture, dated as of 14 June 2016 (the "Supplemental Indenture," and together with the Original Indenture, the "Indenture"), between the Company and the Trustee.

For the purposes of giving this opinion, we have examined a copy of the Prospectus, the Registration Statement, the Underwriting Agreement, the Indenture and certain resolutions of the Board of Directors of the Company adopted on 4 May 2016 certified by the Secretary of the Company on 14 June 2016. We have also reviewed the memorandum of association and the bye-laws of the Company (together, the "Constitutional Documents"), each certified by the Assistant Secretary of the Company on 14 June 2016, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Indenture and the Underwriting Agreement and other documents reviewed by us, (d) that the Company will enter into the Indenture and the Underwriting Agreement in furtherance of its objects as set out in its memorandum of association, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that each of the Indenture and the Underwriting Agreement is valid and binding in accordance with its terms pursuant to its governing law; (h) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the Indenture and the Underwriting Agreement, and the due execution and delivery thereof by each party thereto; and (i) that none of the parties to the Indenture and the Underwriting Agreement (other than the Company) carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of Bermuda enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Indenture and the Underwriting Agreement. In particular, the obligations of the Company in connection with the Indenture and the Underwriting Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the issuance by the Company of the Notes and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda and is in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and shall have been duly delivered by or on behalf of the Company to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited